UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 15, 2025

Westrock Coffee Company

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41485	80-0977200
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4009 N. Rodney Parham Road, 4th Floor

Little Rock, AR 72212

(Address of Principal Executive Offices, and Zip Code)

(501) 918-9358

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of common stock, par value $0.01 per share	WEST	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 15, 2025, Westrock Coffee Company, a Delaware corporation (the “Company”), entered into an Incremental Assumption Agreement and Amendment No. 4 (the “Amendment”) among Westrock Beverage Solutions, LLC, a Delaware limited liability company (the “Borrower”), the Company, the other guarantors party thereto, the incremental revolving facility lender, the lenders and issuing banks party thereto and Wells Fargo Bank, N.A., as administrative agent and collateral agent, to the Credit Agreement dated as of August 29, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the effectiveness of the Amendment, the “Existing Credit Agreement” and, as amended by the Amendment, the “Amended Credit Agreement”), among the Borrower, the Company, Wells Fargo Bank, N.A., as administrative agent, as collateral agent and as swingline lender, Wells Fargo Securities, LLC, as sustainability structuring agent, the issuing banks party thereto from time to time and the lenders party thereto from time to time.

The Amendment expanded the syndicate to include member banks from the Farm Credit System and increased the amount of revolving facility commitments (the “Existing Revolving Facility Commitments”, and any loans thereunder, the “Existing Revolving Loans”) available to the Borrower under the Existing Credit Agreement by $25,000,000 (the “Incremental Revolving Facility Commitments”, and any loans thereunder, the “Incremental Revolving Loans”). The amount of revolving facility commitments available to the Borrower under the Amended Credit Agreement is $200,000,000. The Incremental Revolving Facility Commitments and the Incremental Revolving Loans are subject to the same interest rates, commitment fees, maturity dates and other terms as the Existing Revolving Facility Commitments and the Existing Revolving Loans.

The Amendment also modified the secured net leverage ratio that the Company must comply with during the covenant relief period to increase the maximum secured net leverage ratio to (a) 6.00x for the test period ending June 30, 2025, (b) 5.50x for the test period ending September 30, 2025, and (c) 5.25x for the test period ending December 31, 2025. In addition, the minimum liquidity covenant will not apply after the covenant relief period ends.

The proceeds from any Incremental Revolving Loans will be used by the Company to fund the previously announced installation of a second ready-to-drink (RTD) can line at the Company’s Extract and RTD Facility in Conway, Arkansas, and for general corporate purposes.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the terms of the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1*	Incremental Assumption Agreement and Amendment No. 4, dated as of January 15, 2025, among Westrock Beverage Solutions, LLC, as the borrower, Westrock Coffee Company, as holdings, the other guarantors party thereto, the incremental revolving facility lender, the lenders and issuing banks party thereto and Wells Fargo Bank, N.A., as administrative agent and collateral agent.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules have been omitted from this exhibit in accordance with Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a copy of any omitted schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTROCK COFFEE COMPANY

By:	/s/ Robert P. McKinney
	Name:	Robert P. McKinney
	Title:	Chief Legal Officer

Dated: January 15, 2025